Exhibit 10.9

Privileged and Confidential

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of September 29, 2017 by and among H&W Franchise Holdings LLC, a Delaware limited liability company (“H&W” and together with any subsidiaries, the “Companies”), and TPG Growth III Management, LLC (the “Manager”).

WHEREAS, TPG Growth III Fitness, L.P., a Delaware limited partnership (the “CP Buyer”), has acquired certain of the membership units of the Companies pursuant to that certain Unit Purchase Agreement (the “CP Purchase Agreement”), dated as of May 2, 2017, by and among the CP Buyer, Club Pilates Franchise, LLC (“CP”), the holders of all the membership units of CP and Anthony Geisler (such acquisition, the “CP Transaction”);

WHEREAS, H&W has acquired certain of the membership units of the Companies pursuant to (i) that certain Unit Purchase and Contribution Agreement (the “STG Purchase Agreement”), dated as of the date hereof, by and among H&W, Montgomery Ventures Investments II, LLC, St. Gregory Holdco, LLC, Jeffrey D. Herr, the Jeffrey D. Herr Irrevocable Family Trust Agreement Dated May 27, 2016, James M. Jagers, the James M. Jagers Irrevocable Family Trust Agreement Dated May 27, 2016, Todd M. Kirby, the Todd M. Kirby Irrevocable Family Trust Agreement Dated May 27, 2016, Joseph H. Roda II, and the Joseph H. Roda II Irrevocable Family Trust Agreement Dated May 27, 2016 (collectively referred to herein as the “STG Principals”) and (ii) that certain Unit Purchase Agreement (the “CB Purchase Agreement” and together with the CP Purchase Agreement and the STG Purchase Agreement, the “Purchase Agreements”), dated as of the date hereof, by and among H&W, Montgomery Venture Investments, LLC, CycleBar Holdco, LLC and the STG Principals (such acquisitions, the “STG Transaction” and together with the CP Transaction, the “Transactions”);

WHEREAS, the Companies wish to retain the Manager to provide certain management, advisory, consulting, strategic planning, and/or specialized (operational or otherwise) services to the Companies, and the Manager is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement set forth in Section 4 below (the “Term”), it will provide to the Companies, to the extent mutually agreed by the Companies and the Manager, by and through itself and/or the Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (including, without limitation, third party consulting firms, law firms, public relations firms and firms providing similar or related services) (collectively hereinafter referred to as the “Manager Designees”), as the Manager in its sole discretion may designate from time to time, management, advisory, consulting, strategic planning and/or specialized (operational or otherwise) services (the “Services”) in relation to the affairs of the Companies. The Services may include, without limitation:

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(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b) consulting and strategic advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and day to day and specialized operational advice in connection with the Companies’ operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies or their respective subsidiaries;

(d) financial and strategic planning analysis and advice, consulting services, regulatory and legal support, leveraged procurement and other cross-portfolio services, public relations services, human resources and recruitment services and other similar or related services; and

(e) such other services as the Manager and the Companies may from time to time agree.

The parties agree that the fees contemplated hereunder are intended to represent retainer fees to afford the Companies with access to the above-described services. Accordingly, the Manager and/or its Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Manager deems reasonably necessary or appropriate (taking into consideration requests made by the Companies to the Managers or its Manager Designees); provided that, for the avoidance of doubt, for any given weekly, monthly, annual or other period, there shall be no minimum number of hours required to be devoted by the Manager or any Manager Designee (as to any particular service or type of service or as to all services provided in the aggregate). The Companies acknowledge that each of the Manager’s and any Manager Designees’ services are not exclusive to the Companies or their respective subsidiaries and that the Manager and any Manager Designee may render similar services to other persons and entities. The Manager and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or other advisers to provide services in addition to, but not in lieu of, services provided by the Manager and/or the Manager Designees under this Agreement. In providing services to the Companies or their respective subsidiaries, the Manager and any Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party hereto.

2. Payment of Fees. As compensation for the Services provided by the Manager and the Manager Designees under this Agreement:

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(a) On the date hereof, the Companies, jointly and severally, will pay to the Manager (or its Manager Designee(s)) an initial fee (the “Initial Fee”) equal to $1,000,000, to be paid at the closing of the STG Transaction. In addition to the Initial Fee, on the date hereof, the Companies will pay to the Manager (or its Manager Designee(s)), an amount equal to all reasonable out-of pocket expenses incurred by or on behalf of the Manager and its affiliates in connection with the provision of the Services to the Companies pursuant to this Agreement through the date hereof (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, the Companies, jointly and severally, will pay to the Manager (or its Manager Designee(s)) an aggregate annual retainer fee (the “Annual Fee”) equal to $750,000. The Annual Fee will be paid on a quarterly basis in advance, on each March 31, June 30, September 30 and December 31 (or if any such date is not a day where banks in New York, New York are able to be open for business, on the next day where such banks are able to be open for business).

(c) Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the account(s) specified by the Manager from time to time. On or before the date of each payment made pursuant to this Section 2, the Manager shall send an invoice to H&W indicating the amount due under this Section 2 and any Reimbursable Expenses pursuant to Section 5. Solely for purposes of this Section 2(c), the Manager may provide notice to H&W using electronic mail.

(d) Notwithstanding anything herein to the contrary, Manager (and each Manager Designee) acknowledges and agrees that (i) no amount shall be paid or payable hereunder to the extent prohibited by the terms or provisions of, or resulting in a default under any guarantee, financing or security agreement or indenture entered into by any of the Companies or any of their respective subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security, including without limitation that certain Credit Agreement (the “Credit Agreement”) dated as of the date hereof among H&W Franchise Intermediate Holdings LLC, the financial institutions party thereto as lenders (the “Lenders”) and Monroe Capital Management Advisors, LLC, as administrative agent (the “Administrative Agent”) (collectively, the “Financing Documents”) and (ii) the failure by the Companies to make any payment under this Agreement by reason of any provision of a Financing Document shall not constitute a breach of or a default under this Agreement.

3. Deferral. Any fee (or portion thereof) that would have been payable to the Manager or any Manager Designee pursuant to Section 2(a) or (b) above but is prohibited from being paid under Section 2(d) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2(c). The parties hereto shall not amend either (i) Section 2(d) or 3 without the prior written consent of the Administrative Agent) or (ii) any other section hereof that in any way could reasonably be expected to materially adversely affect the interests of the Administrative Agent or Lenders without the prior written consent of the Administrative Agent. In the event any payment is received by Manager (or any Manager Designee) pursuant to the terms hereof, which is in violation of the Credit Agreement or other

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Financing Documents, Manager (or such Manager Designee) shall turn over any such payment to the Companies. Administrative Agent and the Lenders are intended to be third party beneficiaries of, and Administrative Agent, on behalf of itself and the Lenders shall be entitled to enforce, the provisions of Section 2(d) and this Section 3. Notwithstanding anything herein to the contrary, all rights and benefits of Administrative Agent and the Lenders hereunder, including, without limitation, the subordination provisions set forth in this Section 3, shall terminate upon the Payment in Full of all Obligations (as such terms are defined in the Credit Agreement) and termination of any commitments to extend credit under the Credit Agreement, provided, however, that if at any time any payment of the Obligations is rescinded or must otherwise be returned by Administrative Agent or any Lender in connection with any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors, secured or unsecured creditor enforcement, proposal, compromise, arrangement, realization, or proceeding for the liquidation, dissolution or other winding up of any of the Companies or any of their respective properties, the rights and benefits of Administrative Agent and Lenders, as applicable, hereunder shall automatically be reinstated.

4. Term. This Agreement will continue in full force and effect until the earliest of (i) December 31, 2027, (ii) such time as affiliates of the Manager cease to directly or indirectly hold at least ten percent (10%) of the equity securities of H&W, (iii) written termination by the Manager, (iv) the consummation by any of the Companies, one or more of their subsidiaries or any of their direct or indirect successors of an initial public offering of equity securities or equity interests in the Companies or their successors (an “IPO”) and (v) the consummation of a Sale (as defined below). For the avoidance of doubt, termination of this Agreement will not relieve a party hereto from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Companies will pay the Manager (or its Manager Designees) (y) all unpaid Initial Fees (pursuant to Section 2(a) above), unpaid Covered Costs incurred through the date of such termination (pursuant to Section 2(a) above), accrued but unpaid Annual Fees (pursuant to Section 2(b) above), unpaid Deferred Fees accrued through the date of such termination (pursuant to Section 3 above) and Reimbursable Expense (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term). Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to such account(s) as the Manager may specify to the Companies in writing prior to such payment. For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of H&W (including, without limitation, by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons, or entity or entities, other than the existing members owning, directly or indirectly, a majority of the voting power of H&W upon the consummation of such transfer or issuance or the sale of all or substantially all of the assets of H&W.

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5. Expenses; Indemnification.

(a) Expenses. The Companies, jointly and severally, will pay to the Manager (or its Manager Designee(s)) on demand all Reimbursable Expenses (as defined below) whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means, without duplication, (i) all reasonable out-of-pocket expenses incurred by the Manager, Manager Designees or any of their affiliates from and after the date hereof in connection with the provision of the Services pursuant to this Agreement (including, without limitation, all travel-related expenses and professional fees), and (ii) all reasonable out-of-pocket legal expenses incurred by the Manager, its affiliates or the Manager Designees in connection with (x) the negotiation and execution of the STG Purchase Agreement and the CB Purchase Agreement and (y) the enforcement of rights or taking of actions under this Agreement; provided, however, that such expenses will not be Reimbursable Expenses to the extent previously paid by the Companies as Covered Costs in accordance with Section 2.

(b) Indemnity and Liability. The Companies, jointly and severally, will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third-party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including, without limitation, attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”) arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and any of the Companies or involving a third party claim against the relevant Indemnitee), or in any way arising out of or directly or indirectly relating to this Agreement or the Services provided hereunder; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s fraud, gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person or entity may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of the Manager (or any affiliate thereof other than

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H&W) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary) and (ii) if the Manager (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) the Manager (or such affiliate, as the case may be) will be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies will fully indemnify, reimburse and hold harmless the Manager (or such other affiliate) for all such payments actually made by the Manager (or such other affiliate) and irrevocably waive, relinquish and release the Manager for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither the Manager nor any of its Manager Designees makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder.

(b) Freedom to Pursue Opportunities. In recognition that the Manager, the Manager Designees and the Indemnitees have access to information about the Companies that will enhance such persons’ knowledge and understanding of the industries in which the Companies operate, and currently have and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager, the Manager Designees or the Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager, each Manager Designee and the Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand, and the Manager and each Manager Designee (or one or more of the Indemnitees), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Manager, the Manager Designees or the Indemnitees, and, except as the Manager or a Manager Designee may otherwise agree in writing after the date hereof:

(i) the Manager or such Manager Designee and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that the Manager or such Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6 (b) to third parties and (D) not to communicate or present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person or entity;

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(ii) the Manager, such Manager Designee and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Manager, such Manager Designee or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b);

(iii) except as provided in Section 6(a), or in any of the agreements entered into in connection with the Transactions, none of the Manager, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s or entity’s participation therein; and

(iv) there is no restriction on the Manager, Manager Designee or any Indemnitee using such knowledge and understanding in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

(c) Limitation of Liability. Except in the event of fraud, gross negligence or willful misconduct, in no event will the Manager, its Manager Designees or any of its related Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, before or after termination of this Agreement, including, without limitation, the services to be provided by the Manager or the Manager Designees hereunder, or in excess of the fees received by the Manager or Manager Designee hereunder.

7. Assignment, etc. Except as provided below, and without limiting the Manager’s rights to have payments owed to it under this Agreement to be paid to its Manager Designees or other affiliates, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement and (b) the provisions hereof for the benefit of Indemnitees will inure to the benefit of such Indemnitees and their successors and assigns as third-party beneficiaries hereof.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective unless in writing and executed by the Companies and the Manager; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person or entity nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

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9. Governing Law; Jurisdiction. THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO RELATING IN ANY WAY TO THIS AGREEMENT MUST BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE SITTING IN WILMINGTON COUNTY, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication, contracts or agreements, whether oral or written, including, for the avoidance of doubt, that certain Management Services Agreement, dated May 2, 2017, by and among Club Pilates Franchise, LLC (a subsidiary of H&W) and the Manager (the “Prior Agreement”). Notwithstanding the foregoing, this Agreement shall not limit any obligations of Club Pilates Franchise, LLC or any rights or remedies of the Manager due under the Prior Agreement.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon another party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party delivered in accordance with this Section 12) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies, to:

H&W Franchise Holdings LLC

c/o TPG Growth

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attn: Office of General Counsel

If to the Manager, to:

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TPG Growth III Management, LLC

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

Facsimile: (817) 871-4010

with a copy (which will not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attention: David A. Scherl, Esq.

Steven M. Cooperman, Esq.

Facsimile: (212) 735-8708

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent that provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

H&W FRANCHISE HOLDINGS LLC

By:	/s/ Anthony Geisler
Name: Anthony Geisler
Title: Co-Chief Executive Officer

TPG GROWTH III MANAGEMENT, LLC

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

{Signature Page to Management Services Agreement}